Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated November 24, 2020, except footnote 8 which is dated January 8, 2021 with respect to the audited balance sheet of LMF Acquisition Opportunities, LLC (the Company) as of November 6, 2020 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from October 28, 2020 (inception) through November 6, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 8, 2021